EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
TranSwitch Corporation

We consent to the incorporation by reference in this Registration Statement on Form S-3 (No. 333-XXXXXX) of our report dated March 12, 2009, relating to the consolidated financial statements of TranSwitch Corporation and subsidiaries (TranSwitch) as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report of Form 10-K of TranSwitch.  We also consent to the reference to our firm under the heading “Experts”.

/s/ UHY LLP

New Haven, Connecticut
October 16, 2009